Exhibit 11

                                    KSW, INC.
                     STATEMENT REGARDING COMPUTATION OF NET
                            EARNINGS (LOSS) PER SHARE

         See Note 9 to the accompanying consolidated financial statement for information related to the calculation of basic and diluted earnings (loss) per share.